Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-87958 and 333-127367 of Regal Entertainment Group on Form S-8 of our report dated March 20, 2012, relating to the financial statements of National CineMedia, LLC, appearing in Regal Entertainment Group’s Form 10-K/A for the year ended December 29, 2011.

/s/ Deloitte & Touche LLP

Denver, Colorado
March 27, 2012